FORM 8–A/A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BARRA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-2993326

(State of Incorporation or organization)	(IRS Employer I.D. No.)

2100 Milvia Street, Berkeley, California 94704-1113

(Address of principal executive offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration file number to which this form relates (if applicable): Not applicable.

Securities to be Registered Pursuant to Section 12(b) of the Act:

None

(Title of Class)

Securities to be Registered Pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

     On April 5, 2004, Barra, Inc. (“Barra”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Barra, Morgan Stanley, a Delaware corporation (“Morgan Stanley”) and Morgan Stanley Risk Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Morgan Stanley (“Holdings”), pursuant to which, subject to regulatory and Barra’s stockholders’ approval and other customary closing conditions, Holdings will be merged with and into Barra (the “Merger”), with Barra surviving the Merger as a wholly-owned subsidiary of Morgan Stanley.

     In connection with the Merger Agreement and the Merger, Barra and Mellon Investor Services LLC, acting as the rights agent, executed Amendment No. 2 (“Amendment No. 2”) to Barra’s Preferred Stock Rights Agreement, dated as of August 15, 2001 (the “Rights Agreement”), as amended by Amendment No. 1 to the Preferred Stock Rights Agreement, dated as of February 13, 2003 (“Amendment No. 1”). Pursuant to Amendment No. 2, the Merger Agreement, the Merger and the other transactions contemplated thereby will not constitute a “Triggering Event,” a “Distribution Date” or a “Shares Acquisition Date,” or otherwise enable exercise of the “Rights,” in each case, as such terms are defined in the Rights Agreement as amended by Amendment No. 1.

     Except as expressly amended by Amendment No. 2, the principal terms of the Rights Agreement, as amended by Amendment No. 1, remain in full force and effect. A copy of the Rights Agreement is attached as an exhibit to Barra’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on August 24, 2001 (the “Registration Statement”), and a copy of Amendment No. 1 is attached as an exhibit to the amendment to the Registration Statement filed with the Commission on February 14, 2003.

Item 2. Exhibits.

Exhibit
Number	Description
4.1	Amendment No. 2 to Preferred Stock Rights Agreement, dated as of April 5, 2004, by and between Barra, Inc., a Delaware corporation, and Mellon Investor Services LLC, a New Jersey limited liability company (filed as Exhibit 4.1 to Barra’s Current Report on Form 8-K, filed with the Commission on April 7, 2004 and incorporated herein by reference).

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SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 8, 2004	BARRA, INC.

	By:	/s/ Greg V. Stockett

Greg V. Stockett
Chief Financial Officer

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EXHIBIT INDEX

Exhibit
Number	Description
4.1	Amendment No. 2 to Preferred Stock Rights Agreement, dated as of April 5, 2004, by and between Barra, Inc., a Delaware corporation, and Mellon Investor Services LLC, a New Jersey limited liability company (filed as Exhibit 4.1 to Barra’s Current Report on Form 8-K, filed with the Commission on April 7, 2004 and incorporated herein by reference).